Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2020 with respect to the consolidated financial statements of Calliditas Therapeutics AB for the years ended December 31, 2019 and 2018, in the Registration Statement (Form F-1 No. 333-238244) and related Prospectus of Calliditas Therapeutics AB dated June 1, 2020.

/s/ Ernst & Young AB

Stockholm, Sweden

June 1, 2020